SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934

Filed by the Registrant    ( )

Filed by a Party other than the Registrant    (X)

Check the appropriate box:

( )   Preliminary Proxy Statement

( )   Definitive Proxy Statement

(X)   Definitive Additional Materials

( )   Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                   Santa Fe Pacific Corporation
        Name of Registrant as Specified In Its Charter

                   Union Pacific Corporation
        (Names of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

( )   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
      14a-6(i)(2).

( )   $500 per each party to the controversy pursuant to Exchange
      Act Rule 14a-6(i)(3).

( )   Fee computed on table below per Exchange Act Rules 14a-
      6(i)(4) and 0-11.

(X) Check box if any party of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:  $125 on October 13, 1994
      (2)  Form, Schedule or Registration Statement No.: Schedule 14A
      (3)  Filing Party: Same as above
      (4)  Date Filed: October 13, 1994


     (UNION PACIFIC                NEWS RELEASE
     CORPORATION - LOGO)

                                   Contact: 610-861-3382
                                   Gary F. Schuster
                                   Vice President-Corporate Relations
                                   Martin Tower
                                   Eighth and Eaton Avenues
                                   Bethlehem, PA  18018

                 UNION PACIFIC SAYS BURLINGTON NORTHERN'S
                   ICC FILING IS ENTIRELY WITHOUT MERIT

               Bethlehem, PA, November 17, 1994 -- Union Pacific Corporation said today that it believed Burlington Northern Inc.'s recent filing with the ICC challenging Union Pacific's use of a voting trust in its proposed acquisition of Santa Fe Pacific Corporation is entirely without merit.

               Dick Davidson, President of Union Pacific, said, "Burlington Northern's claims are inconsistent with decades of precedent. We do not believe the ICC has ever refused to allow the use of a voting trust. Our proposed voting trust is a 'plain vanilla' document. It raises none of the controversial issues that slowed down the approval of the voting trusts in the IC/KCS and SFSP transactions."

               Davidson also noted "Union Pacific's use of a voting trust in its acquisition proposal has been repeatedly requested by Santa Fe Chairman Robert Krebs. We continue to believe our proposal would provide greater value to Santa Fe's shareholders than Burlington Northern's proposed transaction which, by not using a voting trust, would require Santa Fe shareholders to bear the risk and delay associated with ICC review of their merger."

               "Instead of complaining to regulators, as Burlington Northern has done," Davidson continued, "Union Pacific will continue to seek to work with Santa Fe's Board, through a fair bidding process, to reach agreement on a transaction that maximizes value and is in the best interests of Santa Fe, Union Pacific, our respective shareholders and the shipping public."